UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010 (September 27, 2010)

TELESTONE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32503	84-1111224
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

(Address of principal executive offices)

Floor 10, China Ruida Plaza
No. 74 Lugu Road
Shi Jingshan District
Beijing, People’s Republic of China 100040

Registrant’s telephone number, including area code (86)-10-8367-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

VIE Agreements

On November 22, 2010, our wholly-owned indirect subsidiary in the PRC, Beijing Telestone Technology Company Limited (“Beijing Telestone”), signed new variable interest entity (“VIE”) agreements with Beijing Telestone Wireless Telecommunication Company Limited (“BTWTC”) and the shareholders of BTWTC, Messrs. Guobin Pan, Jianjun Wang and Shuijun Zhang (the “VIE Shareholders”), to replace an existing agreement.  We carry on our business through Beijing Telestone and our VIE, BTWTC, and its subsidiaries.

Various regulations in China currently restrict or prevent foreign-invested entities from engaging in certain sectors. Because of these restrictions, certain of our operations in the PRC, namely the wireless telecommunication networking and system integration businesses, are conducted through our VIE, BTWTC, a PRC company that is owned by PRC citizens, but which is effectively controlled by Beijing Telestone through a series of contractual arrangements. These VIE agreements are summarized below and filed as exhibits to this report.

•
Exclusive Business Cooperation Agreement. Under the Exclusive Business Cooperation Agreement between Beijing Telestone, BTWTC, and the VIE Shareholders, Beijing Telestone provides technical and consulting services to the VIE in exchange for service fees of a certain percentage of the VIE’s operational income. During the term of the agreement, the VIE may not contract with any other party to provide services that are the same or similar to the services to be provided by Beijing Telestone pursuant to the agreement.

•
Exclusive Purchase Option Agreement. Under the Exclusive Purchase Option Agreement, the VIE Shareholders, who collectively own 100% of the equity interest in the VIE, granted Beijing Telestone an exclusive, irrevocable option to purchase all or part of their equity interests in the VIE, exercisable at any time and from time to time, to the extent permitted under PRC law. In addition, the VIE granted Beijing Telestone an exclusive, irrevocable option to purchase all or part of its assets to the extent permitted under PRC law. The purchase price of the equity interest will be the lowest price permitted under PRC law, and in the event any transfer occurs, the VIE Shareholders or the VIE will pay to Beijing Telestone any after-tax consideration or profits accrued from the consideration of such transfer.

•
Equity Pledge Agreement. The VIE Shareholders have pledged their entire equity interest in the VIE to Beijing Telestone pursuant to the Equity Pledge Agreement. The equity interests are pledged as collateral to secure the obligations of the VIE and the VIE Shareholders under the Exclusive Business Cooperation Agreement, the Exclusive Purchase Option Agreement and the Loan Agreement.

•
Loan Agreement. Pursuant to the Loan Agreement, the VIE Shareholders confirmed that they had borrowed an aggregate of RMB 10,000,000, the amount Messrs. Han Daqing and Luo Zhengbin provided in capital contribution to the VIE pursuant to a Proxy Agreement dated June 12, 2005, from Beijing Telestone in an interest free loan.  The loan will be repaid upon receipt of written notice from Beijing Telestone to the VIE, and the terms of repayment will be based equity or asset transfers in accordance with the provisions of the Exclusive Purchase Option Agreement.

Bank of Beijing Line of Credit

On September 27, 2010, we, through our subsidiary Beijing Telestone, received a notice from the Bank of Beijing confirming the bank’s approval of a RMB 300 million (approximately $44 million) line of credit for a period of five years.  The notice provides that we shall submit application for each draw down, subject to the bank approval and execution of a loan agreement containing mutually agreed terms. As of the date of this report, we have not drawn on this line of credit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1
Exclusive Business Cooperation Agreement, dated November 22, 2010, by and among Beijing Telestone Technology Company Limited, Beijing Telestone Wireless Telecommunication Company Limited and Messrs. Guobin Pan, Jianjun Wang and Shuijun Zhang.

10.2
Exclusive Purchase Option Agreement, dated November 22, 2010, by and among Beijing Telestone Technology Company Limited, Beijing Telestone Wireless Telecommunication Company Limited and Messrs. Guobin Pan, Jianjun Wang and Shuijun Zhang.

10.3
Equity Pledge Agreement, dated November 22, 2010, by and among Beijing Telestone Technology Company Limited, Beijing Telestone Wireless Telecommunication Company Limited and Messrs. Guobin Pan, Jianjun Wang and Shuijun Zhang.

10.4	Loan Agreement, dated November 22, 2010, by and among Messrs. Guobin Pan, Jianjun Wang and Shuijun Zhang, Beijing Telestone Technology Company Limited and Messrs. Daqing Han and Zhengbin Luo.

10.5	Bank of Beijing Notice of Approval of Line of Credit dated September 27, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELESTONE TECHNOLOGIES CORPORATION

Dated: November 23, 2010	By:	/s/ Han Daqing
	Name:	Han Daqing
	Title:	Chief Executive Officer